EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports Second Quarter 2015 Results

Revenue Grew 27%- Fourth Consecutive Quarter of Double-Digit Growth

BRISBANE, California, August 5, 2015 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the second quarter ended June 30, 2015.

Key highlights for the second quarter of 2015 were as follows:

●

Revenue increased 27% to $22.6 million, compared to the same period last year, driven primarily by our recently launched new products—enlightenTM and excel HRTM— as well as continued strong contributions from excel VTM and xeoTM;

●	Product revenue grew 56% in North America and 36% from Rest of the World (“ROW”), compared to the same period in the prior year;
●	Gross margin increased to 57%, from 53% in the first quarter of 2015, reflecting a favorable product mix and product cost reductions;
●	Net loss was $1.9 million, or $0.13 per diluted share. This includes $1.3 million of non-cash expenses related to stock-based compensation, depreciation and intangible amortization;
●	Operations generated $1.4 million of cash during the quarter;
●	Cash and investments balance as of June 30, 2015 was $66.3 million;
●	Share repurchases during the second quarter and first-half of 2015 were $12.5 million and $17.7 million, respectively;
●	Launched enlighten product extension: added low-energy 532 nm enhancement, which significantly extends treatment settings enabling even more effective treatment of benign pigmented lesions.

Kevin Connors, President and Chief Executive Officer of Cutera, stated, “I am pleased with the continuing momentum and favorable trend of our revenue growth. The 27% revenue growth in the second quarter of 2015 represents our fourth consecutive quarter of accelerated double-digit revenue growth, compared to the respective periods in the prior year, and the highest second quarter revenue since 2008. This resulted from strong market acceptance of our new products as well as the effectiveness of our industry-experienced commercial leadership team.

Our North American team, led by Larry Laber, delivered particularly impressive 56% product revenue growth as his team continues to develop and gain momentum in the marketplace. Further, our sales team in the Rest of the World, under the leadership of Miguel Pardos, also delivered compelling 36% product revenue growth despite currency headwinds from the strengthening US Dollar that had an adverse revenue impact in the range of $1.0 - $2.0 million in the current quarter.

“Revenue from enlighten, our picosecond and nanosecond tattoo removal and benign pigmented lesion treatment laser, continues to be a core contributor to our revenue growth and is becoming a mainstay platform that will showcase additional functionalities in the future. Our R&D team completed our first enlighten product enhancement that provides even more effective benign pigmented lesion treatments by extending low fluence treatment parameters. This enhancement has been received favorably by our Asian customers, and gives enlighten a performance edge and better versatility over other picosecond systems.

“Our second quarter gross margin of 57% exceeded our guidance due to a favorable product mix and faster than expected realization of manufacturing product cost reductions. We generated $1.4 million of cash from operations during the quarter and reduced our operating loss by almost $1.0 million, compared to the same quarter a year ago, reflecting the leverage in our operating model.

“While there are unpredictable factors that may impact our global business, including the negative effect on our business of the strengthened U.S. Dollar, we believe the market for aesthetic light-and-energy-based-systems is healthy and expanding and that we have the commercial team and product portfolio to continue to expand our share of the market,” concluded Mr. Connors.

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on August 5, 2015. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the internet hosted at the Investor Relations section of Cutera's website, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on August 19, 2015. In addition, you may call 1-877-705-6003 to listen to the live broadcast.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, reduce expenses, make productivity improvements, develop and commercialize existing and new products and applications, grow the Company’s market share, and realize benefits from additional investment and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on August 5th, 2015. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the second quarter ended June 30, 2015, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	March 31,	June 30,
	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$11,627	$13,462	$10,902
Marketable investments	54,708	62,595	70,696
Cash, cash equivalents and marketable investments	66,335	76,057	81,598

Accounts receivable, net	8,919	10,400	7,596
Inventories	13,521	11,855	10,030
Deferred tax asset	27	26	32
Other current assets and prepaid expenses	1,625	1,699	1,772
Total current assets	90,427	100,037	101,028

Property and equipment, net	1,512	1,545	1,329
Deferred tax asset, net of current portion	283	291	342
Intangibles, net	332	450	1,632
Goodwill	1,339	1,339	1,339
Other long-term assets	351	362	15
Total assets	$94,244	$104,024	$105,685

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,597	$2,855	$2,028
Accrued liabilities	10,308	8,946	7,473
Deferred revenue	8,659	8,971	8,561
Total current liabilities	22,564	20,772	18,062

Deferred revenue, net of current portion	3,107	3,714	4,578
Income tax liability	180	167	144
Other long-term liabilities	699	798	1,141
Total liabilities	26,550	25,451	23,925

Stockholders' equity	67,694	78,573	81,760
Total liabilities and stockholders' equity	$94,244	$104,024	$105,685

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,	June 30,
	2015	2014
Net revenue	$22,563	$17,724
Cost of revenue	9,687	7,848
Gross profit	12,876	9,876
Gross margin %	57%	56%

Operating expenses:
Sales and marketing	9,066	7,754
Research and development	2,728	2,622
General and administrative	3,014	2,335
Total operating expenses	14,808	12,711
Loss from operations	(1,932)	(2,835)
Interest and other income, net	96	138
Loss before income taxes	(1,836)	(2,697)
Provision for income taxes	53	44
Net loss	$(1,889)	$(2,741)

Net loss per share:
Basic and diluted	$(0.13)	$(0.19)

Weighted-average number of shares used in per share calculations:
Basic and diluted	14,441	14,231

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	June 30,	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,889)	$(2,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	982	693
Depreciation and amortization	295	329
Other	139	(4)
Changes in assets and liabilities:
Accounts receivable	1,481	(1,012)
Inventories	(1,666)	(390)
Accounts payable	742	(455)
Accrued liabilities	2,095	(351)
Deferred revenue	(919)	757
Other	120	654
Net cash provided by (used in) operating activities	1,380	(2,520)

Cash flows from investing activities:
Acquisition of property, equipment and software	(271)	(44)
Net change in marketable investments	7,778	2,347
Net cash provided by investing activities	7,507	2,303

Cash flows from financing activities:
Repurchases of common stock	(13,194)	—
Proceeds from exercise of stock options and employee stock purchase plan	2,506	415
Payments on capital lease obligations	(34)	(39)
Net cash provided by (used in) financing activities	(10,722)	376

Net increase (decrease) in cash and cash equivalents	(1,835)	159
Cash and cash equivalents at beginning of period	13,462	10,743
Cash and cash equivalents at end of period	$11,627	$10,902

CUTERA, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended		% Change
	Q2	Q2	Q2 '15 Vs
	2015	2014	Q2 '14
Revenue By Geography:
United States	$11,036	$8,109	+36%
International	11,527	9,615	+20%
	$22,563	$17,724	+27%
International as a percentage of total revenue	51%	54%

Revenue By Product Category:
Products
-North America	$8,973	$5,734	+56%
-Rest of the World	7,646	5,632	+36%
Service	4,521	4,553	-1%
Hand Piece Refills	769	1,005	-23%
Skincare	654	800	-18%
	$22,563	$17,724	+27%

	Three Months Ended
	Q2	Q2
	2015	2014
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$114	$139
Sales and marketing	231	148
Research and development	180	115
General and administrative	457	291
	$982	$693